Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amber International Holding Limited (the “Company”) of our following reports:

(i)	our report dated December 19, 2024 relating to the consolidated financial statements of Amber DWM Holding Limited and its subsidiaries, which appeared in Exhibit 99.2 to the Proxy Statement of iClick Interactive Asia Group Limited’s current report on Form 6-K filed on December 19, 2024; and

(ii)	our report dated April 29, 2025 relating to the consolidated financial statements of Amber International Holding Limited and its subsidiaries (previously known as iClick Interactive Asia Group Limited and its subsidiaries), which appeared in Amber International Holding Limited’s Annual Report on Form 20-F for the year ended December 31, 2024; and

(iii)	our report dated June 12, 2025 relating to the consolidated financial statements of Amber DWM Holding Limited and its subsidiaries, which appeared in Amber International Holding Limited’s Transition Report on Form 20-F for the period from July 1, 2024 to December 31, 2024.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
June 27, 2025	Certified Public Accountants
PCAOB ID: 1171